Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Joint Proxy Statement/Prospectus of Shoney's, Inc. for the registration of 11,500,000 shares of its common stock, $1.00 par value, and to the incorporation by reference therein of our report dated December 14, 1995, except for paragraphs 3 and 4 of Note 13, as to which the date is January 2, 1996, with respect to the consolidated financial statements and schedule of Shoney's, Inc. included in its Annual Report (Form 10-K) for the year ended October 29, 1995, filed with the Securities and Exchange Commission.



					Ernst & Young LLP

Nashville, Tennessee
May 15, 1996